EXHIBIT 99.1
1999 Avenue of the Stars
Suite 2400
Los Angeles, CA 90067

Consent of Morgan Stanley & Co. Incorporated
     We hereby consent to the use in the Registration Statement on Form S-4 of URS Corporation and in the Supplement to the September 28, 2007 joint proxy statement/prospectus, which is part of the Registration Statement, of our opinion dated November 4, 2007, appearing as Annex C to such Supplement, and to the description of such opinion and to the references to our name contained therein under the headings “SUMMARY — Opinions of Financial Advisors”, “THE MODIFIED TERMS OF THE MERGER — Background of the Amendment to the Merger Agreement”, “THE MODIFIED TERMS OF THE MERGER — Recommendation of the URS Board of Directors and Its Reasons for adopting the Amendment to the Merger Agreement”, and “THE MODIFIED TERMS OF THE MERGER — Opinion of URS’ Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ David Cohen
Executive Director
David Cohen

Los Angeles, California
November 5, 2007